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                                  EXHIBIT 10.31


                                 9 FEBRUARY 2000

                            SHARE PURCHASE AGREEMENT

                                     BETWEEN

                            GENERAL CABLE CORPORATION

                                       AND

                          PIRELLI CAVI E SISTEMI S.P.A.

        RELATING TO THE ACQUISITION OF CERTAIN COMPANIES COMPRISED IN THE
               ENERGY CABLES DIVISION OF GENERAL CABLE CORPORATION


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                                TABLE OF CONTENTS

                                                                                                          PAGE

1        DEFINITIONS AND INTERPRETATION......................................................................1

2        CONDITIONS..........................................................................................8

3        SALE AND PURCHASE..................................................................................11

4        CONSIDERATION......................................................................................12

5        CLOSING AND SUBSEQUENT CLOSING.....................................................................15

6        PERIOD BEFORE CLOSING..............................................................................17

7        WARRANTIES.........................................................................................19

8        RESTRICTIONS ON THE VENDOR AND THE SHAREHOLDERS....................................................23

9        UNDERTAKINGS.......................................................................................24

10       INDEMNITY..........................................................................................27

11       TRANSITIONAL ARRANGEMENTS..........................................................................28

12       INTELLECTUAL PROPERTY..............................................................................29

13       BONDS AND GUARANTEES...............................................................................33

14       PENSIONS...........................................................................................33

15       TAXATION...........................................................................................33

16       CONFIDENTIALITY....................................................................................33

17       ASSIGNMENT.........................................................................................34

18       GENERAL............................................................................................34

19       NOTICES............................................................................................36

20       GOVERNING LAW AND JURISDICTION.....................................................................38

SCHEDULE 1 THE COMPANIES....................................................................................39

SCHEDULE 2 THE SUBSIDIARIES.................................................................................48


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THIS AGREEMENT is made on 9 February 2000 between the following parties:

(1) GENERAL CABLE CORPORATION, a company incorporated in Delaware, USA whose principal place of business is at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, USA (the "VENDOR"); and

(2) PIRELLI CAVI E SISTEMI S.P.A., a company incorporated in Italy whose principal place of business is at Viale Sarca 222, Milan, Italy (the "PURCHASER")

WHEREAS

(A) The Vendor has agreed to sell (and to procure that the Shareholders shall sell) and the Purchaser has agreed to purchase the Shares on the terms and subject to the conditions of this Agreement.

(B)      Details of the Companies are set out in Schedule 1.

IT IS AGREED as follows

1        DEFINITIONS AND INTERPRETATION

1.1 The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement shall include the Recitals and Schedules.

1.2 In this Agreement, the following words and expressions shall have the following meanings:-

         "ACCOUNTING PRINCIPLES" means the UK generally accepted accounting principles which are set out in Schedule 8;

         "THE AGREED FORM" means the form agreed between and initialled for the purposes of identification by or on behalf of the Vendor and the Purchaser;

         "ASSETS" means all the property, rights and assets owned and/or used by any of the Sale Group Companies exclusively or primarily in connection with the Businesses to be sold pursuant to this Agreement or any Share Transfer Agreement;

         "BUSINESSES" means those businesses comprising the energy cable operations (including low medium high voltage cable and industrial cables including accessories, compound and copper rod production) of the Vendor in the United Kingdom (other than the Excluded Businesses), Italy, Zimbabwe, Angola, Mozambique, Malaysia, China, Hong Kong and Singapore;

         "BUSINESS DAY" means any other day than a Saturday, Sunday or any other day which is a public holiday in England on which commercial banks are open for business in London, England, Milan, Italy and New York City, New York.



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         "CLOSING" means closing of the sale and purchase of the Shares of the
         UK Companies and BICC General CAVI Cavi SrL and of any other Shares the sale and purchase of which is completed on the Closing Date pursuant to Clause 2 in accordance with this Agreement;

         "THE CLOSING DATE" means the date being the last day of the monthly accounting period of the Vendor (an "ACCOUNTING PERIOD") in which the conditions specified in Clause 2 are (or the last of them is) satisfied or waived provided that (i) the Closing Date shall not be earlier than 30 April 2000 and (ii) if the Closing Date would fall on a date being less than three Business Days prior to the last day of a relevant Accounting Period, Closing shall take place on the last day of the next Accounting Period;

         "CLOSING FIXED ASSET VALUE" means the aggregate value at Closing of the fixed assets of the Sale Group Companies as determined in accordance with UK GAAP with the exclusions set forth in paragraphs A and B of the Accounting Principles;

         "CLOSING LIABILITIES" means the aggregate value at Closing of the liabilities, provisions and debts of the Sale Group Companies as determined in accordance with UK GAAP with the exclusions as set forth in the Accounting Principles and listed in the paragraphs H to N thereof including any adjustments for Third Party Interests and, for the avoidance of doubt, the Sale Group Debt;

         "THE CLOSING STATEMENT" means the statement agreed or determined in accordance with Clause 4 and the Accounting Principles;

          "CLOSING NET WORKING CAPITAL VALUE" means the aggregate value at Closing of the net working capital of the Sale Group Companies as determined in accordance with UK GAAP with the exclusions set forth in the Accounting Principles and listed in paragraphs C, D, E, F and G thereof;

         "THE COMPANIES" means the companies listed in Schedule 1.

         "THE CONSIDERATION" means the sum referred to in Clause 4.1, as adjusted in accordance with Clause 4.2;

         "THE DISCLOSURE LETTER" means the letter dated the date of this Agreement from the Vendor to the Purchaser making certain disclosures against the Warranties;

         "EMPLOYEES" means the employees of all of the Sale Group Companies, details of which are set out in Schedule 13.

         "ENCUMBRANCE" means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

         "ENERGY FIELD" means the following fields of operation:



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         - activities, including without limitation research, development, make, have made, test, control, sell, import, purchase; - products, including without limitation cables and cable accessories, parts thereof, including materials (for example insulating materials, fillers, conductors);

         - services, including without limitation installation, maintenance, fault detection, measurements, line control;

         all for use with the transport and distribution of electric energy;

         "ENVIRONMENTAL INDEMNITY" means the indemnity set out in Schedule 12 of this Agreement;

         "EXCLUDED BUSINESSES" means the cable businesses operated by Carol Cable Limited, Carol Cable Europe Limited and BICC General Pyrotenax Cables Limited in the United Kingdom;

         "THE EXECUTIVES" means the employees listed in Schedule 16;

         "FACTORING AGREEMENT" means the agreement dated 25 November 1999 between Mediofactoring SpA and BICC General Ceat Cavi s.r.l. pursuant to which BICC General CAVI Cavi S.r.l. has agreed to factor certain trade debts due to it from Enel SpA;

         "GLENCORE CREDIT TERMS" means the terms set out in a fax dated 22 December 1999 from Glencore to BICC General Cables UK Limited in relation to the supply by Glencore of copper cathodes during 2000;

         "GLENCORE" means Glencore UK Limited;

         "GROUP COMPANY" means in relation to any company, any body corporate which is from time to time a holding company of that company, a subsidiary of that company or a subsidiary of a holding company of that company;

         "HITACHI" means Hitachi Cable Limited, a Japanese corporation

         "THE HITACHI AGREEMENTS" means the technical collaboration agreements dated 29th May 1991, 22nd December 1995 and 8th October 1997 in respect of which Hitachi has provided know-how utilised by BICC General Cables UK Limited in the operation of its works at Erith, Kent

         "INTELLECTUAL PROPERTY RIGHTS" shall mean all world-wide registerable or unregisterable rights including patents, applications for patents and other patent rights, utility models, applications for utility models, trademarks, trade names, company names, product names, copyrights, (including any rights in computer software and documentation therefor and the source codes), design rights, mask work rights, know-how, trade secrets, data, information, inventions, technology, processes, methods, experiences, formulas, findings and all other intellectual property rights including know-how or any analogous rights anywhere in the world;



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         "INITIAL CONSIDERATION" means the sum referred to in Clause 4.1;

         "ISSUED SHARE CAPITAL" means, in relation to a company, its issued share capital excluding any part of that capital which, neither as respects dividends nor as respects capital, carries any right to participate beyond a specified amount in a distribution;

         "MAJORITY OWNED SALE GROUP COMPANIES" means any Sale Group Company (other than the Wholly Owned Group Companies) in which the Vendor, directly or indirectly, owns more than 50 per cent. of the Equity Share Capital;

         "MINORITY SALE GROUP COMPANIES" means the Sale Group Companies other than the Relevant Sale Group Companies;

         "OVERSEAS COMPANIES" means BICC General Cables Asia Pacific Pte Ltd, BICC General Baosheng Cable Co Ltd, BICC Energy Cables Pte Limited, BICC Malaysia Sdn Bhd, BICC Cables Malaysia Pte Ltd, BICC General Cables Malaysia Sdn Bhd, BICC China Cables Limited, BICC CAFCA Ltd, Celmoque-Fabrica Nacional de Contudores Electricos SARL, BICC (Central Africa) (Private) Ltd, Zimbabwe Cables (PTE) Ltd, Condel-Fabrica de Contudores Electricos de Angola SARL and Transpower Cables Pte Limited;

         "THE PARTIES" means the parties to this Agreement;

         "THE PROPERTIES" means the freehold and leasehold properties of each of the Companies, details of which are given in Schedule 5;

         "PROPORTIONATE SHARE" means the proportion which the Equity Share Capital of the relevant corporate entity held by the relevant member of the Vendor's Group bears to the entire Equity Share Capital of the relevant corporate entity;

         "PURCHASER'S ACCOUNTANTS" means KPMG;

         "PURCHASER'S GROUP" means the Purchaser and any Group Company of the Purchaser (including, with effect from Closing, the Sale Group Companies which have been acquired by the Purchaser with effect from such Closing);

         "PURCHASER'S LAWYERS" means Weil, Gotshal & Manges of 1 South Place, London EC2M 2WG;

         "RELEVANT PURCHASER" means the Purchaser and any member of the Purchaser's Group nominated prior to Closing by the Purchaser as the purchaser of the Shares in any of the Companies;

         "RELEVANT SALE GROUP COMPANY" means any Wholly Owned Sale Group Company or Majority Owned Sale Group Company;

         "RELEVANT SALE GROUP COMPANIES' CASH BALANCES" means cash in hand held by, or credited to any account or on deposit with a bank on behalf of any Relevant Sale Group Company as at the close of business on the Closing Date;



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         "SALE GROUP" or "SALE GROUP COMPANIES" means each of the Companies and the Subsidiaries;

         "SALE GROUP COMPANIES BALANCE SHEET" means the pro forma aggregated balance sheet of the Sale Group Companies set out in Schedule 17 and prepared by the Vendor showing the assets and liabilities of the Sale Group Companies as at 30 November 1999 after interelimination between the Sale Group Companies and after adjustment for Third Party Interests;

         "SALE GROUP DEBT" means all amounts due and payable on the Closing Date from any of the Sale Group Companies to any member of the Vendor's Group (other than trade debts arising in the ordinary course) the amount of which shall be certified by the Vendor to the Purchaser not less than three Business Days prior to Closing;

         "SHAREHOLDERS" means in respect of each Company, the shareholder referred to in paragraph 9 of each part of Schedule 1;

         "THE SHARES" means the shares, quotas or other securities in the capital of each of the Companies referred to in paragraph 9 of each part of Schedule 1;

         "SHARE TRANSFER AGREEMENTS" means the agreements (if any) substantially in the Agreed Form required in order to effect the sale and purchase of Shares outside the United Kingdom in the jurisdictions referred to therein to be entered into between the relevant Shareholder and the Relevant Purchaser on or following Closing;

         "SUBSEQUENT CLOSING" means, in relation to the Shares of any Overseas Company the sale and purchase of which is not completed on or with effect from the Closing Date, each Closing of the sale and purchase of such Shares pursuant to Clause 2.6 (to the extent applicable);

         "SUBSEQUENT CLOSING DATE" means the date on which any Subsequent Closing takes place;

         "THE SUBSIDIARIES" means the subsidiaries of the Companies, details of which are set out in Schedule 2;

         "TAX" or "TAXATION" shall have the meaning ascribed thereto in the Tax Deed ;

         "THE TAX DEED " means the deed in the Agreed Form to be entered into between the Vendor and the Purchaser;

         "TERRESTRIAL FIELD" means the part of the Energy Field which is associated with the transport and distribution of electric energy out of water (including aerial and underground);

         "THIRD PARTY INTERESTS" means the proportionate share of ownership in any Sale Group Company owned by a party other than a member of the Vendor's Group;

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         "UNDERWATER FIELD" means the part of the Energy Field which is associated with the transport and distribution of electric energy underwater;

         "UK COMPANIES" means BICC General UK Cables Limited, BICC General Industrial Cables Limited, BICC General Supertension Cables (1980) Ltd and BICC General Rod Rollers Limited

         "UK EMPLOYEES" means Employees of the UK Companies.

         "US$" or "US DOLLARS" means the lawful currency for the time being of the United States of America;

         "THE VENDOR'S ACCOUNTANTS" means Deloitte & Touche;

         "VENDOR'S GROUP" means the Vendor and any Group Company of the Vendor from time to time (other than the Sale Group Companies except, on or after Closing, those Sale Group Companies which are not acquired by the Purchaser at or with effect from such Closing);

         "VENDOR GROUP DEBT" means all amounts due and payable on the Closing Date from any member of the Vendor's Group to any Sale Group Company the amount of which shall be certified by the Vendor to the Purchaser not less for seven days before Closing;

         "VENDOR'S LAWYERS" means Norton Rose of Kempson House, PO Box 570, Camomile Street, London EC3A 7AN;

         "WHOLLY OWNED SALE GROUP COMPANIES" means the Sale Group Companies which are wholly owned directly or indirectly by the Vendor;

         "THE WARRANTIES" means the representations, warranties and undertakings set out in Schedule 4 and paragraph 2 of Schedule 12;

         "WARRANTY CLAIM" means a claim by the Purchaser pursuant to the provisions of Clause 7.1.

1.3      In this Agreement (unless the context requires otherwise):-

         1.3.1 a "SUBSIDIARY UNDERTAKING" or "PARENT UNDERTAKING" is to be construed in accordance with section 258 of the Companies Act 1985 and a "SUBSIDIARY" or "HOLDING COMPANY" is to be construed in accordance with section 736 of the Companies Act 1985;

         1.3.2 any reference to any statute or statutory provision includes a reference to any subordinate legislation made under that statute or statutory provision before the date of this Agreement, to any modification, re-enactment or extension of that statute or statutory provision made before that date and to any former statute or statutory provision which it consolidated or re-enacted before that date;



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         1.3.3    any gender includes a reference to the other genders;

         1.3.4 the singular includes a reference to the plural and vice versa;

         1.3.5 any reference to a Recital, Clause or Schedule is to a Recital, Clause or Schedule (as the case may be) of or to this Agreement;

         1.3.6 "directly or indirectly" means (without limitation) either alone or jointly with any other person, firm or body corporate and whether on his own account or in partnership with another or others or as the holder of any interest in or as officer, employee or agent of or consultant to any other person, firm or body corporate; and

1.4 The headings in this Agreement do not form part of and shall not affect the interpretation of this Agreement or any part of it.

2        CONDITIONS

2.1      Closing shall be conditional upon:-

         2.1.1    the European Commission either:

                  (a) indicating that the sale and purchase of all or any of the Shares (the "TRANSACTION") does not give rise to a concentration falling within the scope of Council Regulation (EEC) 4064/89 concerning the control of concentrations between undertakings as amended by Council Regulation (EC) No 1310/97 (the "REGULATION"); or

                  (b) the European Commission issuing a decision, pursuant to Article 6(1)(b) of the Regulation, declaring the Transaction compatible with the common market without imposing any conditions or obligations that are not on terms reasonably satisfactory to all the parties or the period laid down by Article 10(1) for a decision under Article 6(1)(b) having elapsed without a decision having been taken;

         2.1.2 on the European Commission, in the event that a request has been made by a Member State under Article 9(2) of the Regulation, indicating that it does not intend to refer the Transaction or any part of the Transaction to a competent authority of any Member State;

         2.1.3 on no indication having been made that a Member State may take appropriate measures to protect legitimate interests pursuant to Article 21(3) of the Regulation in relation to the Transaction or any aspect of the Transaction and



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                  on no Member State taking any measures to protect legitimate interests pursuant to Article 21(3) of the Regulation;

         2.1.4 if the European Commission either (i) decides to initiate proceedings under Article 6(1)(c) of the Regulation in relation to the whole or part of the Transaction or (ii) issues a decision, pursuant to Article 9(1) of the Regulation, referring the whole or any part of the Transaction to the competent authorities of any Member State concerned and the Vendor agrees to continue the Transaction, the Purchaser shall waive condition 2.1.1 and Closing shall be conditional on:

                  (a) the European Commission issuing a decision, pursuant to Article 8(2) of the Regulation, declaring the whole or all those parts of the Transaction in respect of which the proceedings were initiated compatible with the common market without imposing any conditions or obligations that are not on terms reasonably satisfactory to all the parties; and

                  (b) the competent authority of any Member State to whom the European Commission has referred the whole or any part of the Transaction granting a clearance in respect of the whole or those parts of the Transaction referred to it without imposing any conditions or obligations that are not on terms reasonably satisfactory to all the parties;

         2.1.5 the Vendor procuring, at its cost, (i) written confirmation from Hitachi, in a form reasonably acceptable to the Purchaser, that Hitachi will not exercise any right which it may have to terminate the Hitachi Agreements as a consequence of the acquisition by the Purchaser of BICC General Cables UK Limited (and that Hitachi has no objection to the purchase by the Purchaser of the Shares of BICC General Cables UK Limited)
                  (ii) the execution by Hitachi of assignments of the benefit of such of the Hitachi Agreements as are not in the name of BICC General Cables UK Limited to BICC General UK Cables Limited;

         2.1.6 on the Purchaser having not exercised its right to terminate the Agreement in accordance with either Clause 7.4 or Clause 7.5.

2.2 Notwithstanding Clause 2.1 the Purchaser shall be entitled by notice in writing given to the Vendor to waive (to such extent as it may think fit) compliance with any of the conditions in Clause 2.1.

2.3 The Parties shall respectively use all reasonable endeavours to procure that the conditions stated in Clause 2.1 are fulfilled as soon as practicable and in any event before 31 August 2000. If, at any time, the Vendor or the Purchaser becomes aware of a fact or



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         circumstance that might prevent a condition being satisfied, it shall immediately inform the other Party.

2.4 The Purchaser and the Vendor shall keep each other informed at all times of any dealings with any government, governmental, trade agency or regulatory authority in relation to the proposed acquisition and shall co-operate in any such dealings and all requests and enquiries from any such body shall promptly be dealt with by the Purchaser and the Vendor in consultation with each other.

2.5 If any of the conditions set out in Clause 2.1 (to the extent it has not been waived pursuant to Clause 2.2) shall not have been satisfied by 31 August 2000, this Agreement (except for the provisions of this Clause and of Clauses 1 (definitions), 16 (confidentiality), 18.4 (costs), 19 (notices) and 20 (governing law)) shall be null and void and of no further effect and the Parties shall be released and discharged from their respective obligations under this Agreement.

2.6 Closing of the sale and purchase of the Shares in any Overseas Company shall be conditional upon:

         2.6.1 in respect of the sale and purchase of the Shares of BICC CAFCA Limited, receipt of a waiver or appropriate release, in a form reasonably satisfactory to the Purchaser, from any obligations under the rules of the Zimbabwe Stock Exchange pursuant to the Exchange Control (General) Order, 1996 and receipt by the Purchaser, in a form reasonably satisfactory to the Purchaser, of any permission required from the Reserve Bank of Zimbabwe pursuant to the Exchange Control (General) Order, 1996;

         2.6.2 in respect of the sale and purchase of Shares of BICC Cables Asia-Pacific Pte. Ltd receipt by the Purchaser of a waiver or an appropriate release, in a form reasonably satisfactory to the Purchaser from Jiangsu Baoshang Group Co. Ltd. in respect of its right of termination for change of control pursuant to the Equity Joint Venture Contract for BICC General Baoshang Cable Co. Ltd. dated 28th July, 1999 between BICC Cables Asia-Pacific Pte. Ltd and Jiangsu Baoshang Group Co. Ltd;

         2.6.3 the granting in terms reasonably satisfactory to the Purchaser of any other consents, approvals, authorisations or clearances which are required for the transfer of the Shares of the relevant Overseas Company from any government, governmental or regulatory bodies, agencies or authorities or any third party, in any of the jurisdictions in which the relevant Overseas Company is incorporated or in respect of which a subsidiary of such Overseas Company is incorporated provided however, that any such condition shall only apply if



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                  notified by the Purchaser to the Vendor within 30 days of the date of this Agreement;

2.7 The Vendor and the Purchaser each undertakes to the other that it shall use reasonable endeavours to procure that the conditions set out in Clause 2.6 are satisfied as soon as reasonably practicable after the date hereof and in any event prior to the date being 12 months after the Closing Date (the "END DATE").

2.8 In the event that the condition set out in Clause 2.6.2 has not been satisfied on or before the End Date the Vendor shall procure that BICC General Cables Asia-Pacific Pte Ltd. transfers the whole of its shareholding in the capital of BICC General Baosheng Cable Co. Ltd (the "CHINA VENTURE") to another member of the Vendor's Group in which case Clause 8.1.3 of this Agreement shall be of no further effect.

2.9 Closing shall take place in accordance with Clause 5 notwithstanding that, on the Closing Date, any of the conditions set out in Clause 2.6 shall not have been satisfied.

3        SALE AND PURCHASE

3.1 The Vendor shall sell (and procure that each Shareholder shall sell) with full title guarantee free from all liens, charges, encumbrances and any other third party rights and the Purchaser shall purchase (and procure that each of the Relevant Purchasers shall purchase) the Shares with effect from and including the Closing Date or the Subsequent Closing Date (as the case may be) to the intent that as from that date all rights and advantages accruing to the Shares, including any dividends or distributions declared or paid on the Shares after that date, shall belong to the Purchaser.

4        CONSIDERATION

4.1 The Consideration payable for the Shares shall be the sum of US $215,600,000 (the "INITIAL CONSIDERATION") as adjusted pursuant to Clause 4.2. The consideration for the Shares has been calculated by reference to the Sale Group Companies Balance Sheet which demonstrate, inter alia, that the Sale Group Companies had on 30th November 1999 net working capital of US $186,400,000.

4.2      The Initial Consideration shall be adjusted as follows:-

         4.2.1 there shall be added or, as the case may be, deducted the amount by which the Closing Net Working Capital shall exceed or be less than US $186,400,000. The maximum amount which shall be added to the Initial Consideration pursuant to this paragraph (a) shall be:

                 (a)      US $4,000,000; and



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

                  (b) if directly as a result of the announcement of the execution of this Agreement the Factoring Agreement shall be terminated prior to Closing, US $15,000,000 provided such sum directly results from such termination; and/or

                  (c) if directly as a result of the announcement of the execution of this Agreement the Glencore Credit Terms shall be withdrawn prior to Closing, US $13,000,000 provided such sum directly results from such withdrawal;

         4.2.2 there shall be added or, as the case may be, deducted the amount by which the Closing Fixed Asset Value shall exceed or be less than US $240,300,000. The maximum amount which shall be added to the Initial Consideration pursuant to this paragraph 4.2.2 shall be US $6,700,000; and

         4.2.3 there shall be added or, as the case may be, deducted the amount by which the Closing Liabilities are less than, or as the case may be, greater than US $55,800,000.

4.3 On Closing the Purchaser shall pay to the Vendor the sum of US $193,000,000 on account of the Consideration, less the amount of the Sale Group Debt, and shall procure the repayment by the Sale Group Companies of the Sale Group Debt. The balance of the Consideration (if any) shall be payable within 3 Business Days following final agreement or determination of the Closing Statement in accordance with the following provisions of this Clause 4. Should Subsequent Closing not have occurred in respect of the Shares of an Overseas Company on the date of final agreement or determination of the Closing Statement then the Purchaser shall withhold from the payment of the balance of the Consideration the amount apportioned to such Overseas Company pursuant to Clause 4.4 (the "RETAINED SUM") as adjusted by the Closing Statement.

4.4 The Consideration shall be apportioned between the Sale Group Companies in the manner to be agreed in good faith between the Purchaser and the Vendor prior to Closing but the Purchaser shall not be concerned with such division.

4.5 Any amount paid in respect of a breach of any of the Warranties, the indemnity set out in Clause 10, the Environmental Indemnity or the Tax Deed shall be deemed to give rise to a corresponding reduction in the Consideration.

4.6 All payments required to be made under this Agreement or any Share Transfer Agreement shall be made by telegraphic transfer in immediately available funds in US dollars and to such account with such bank as the payee shall nominate by written notice to the payer not less than 3 Business Days prior to the date of payment.



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4.7      The Vendor shall procure that, as soon as reasonably practicable after
         Closing and in any event within 45 days of Closing, the Vendor shall prepare and submit to the Purchaser and the Purchaser's Accountants a draft aggregated balance sheet of the Sale Group Companies as at Closing ("THE DRAFT STATEMENT"). The Purchaser shall provide full access to the Vendor to the relevant books and records of the Sale Group Companies as the Vendor may reasonable require in order to prepare the Draft Statement. The Draft Statement shall be prepared in accordance with the Accounting Principles and shall give a figure for the Closing Net Fixed Asset Value, the Closing Net Working Capital Value and the Closing Liabilities.

4.8 The Purchaser shall procure that, within 45 days after receipt of the Draft Statement, the Purchaser's Accountants shall give written notice to the Vendor stating whether or not they propose any amendments to the Draft Statement. The Vendor shall procure that the Purchaser's Accountants (and any Independent Accountant appointed pursuant to Clause 4.11) are given all such assistance and access to all such information as they may reasonably require in order to enable them to reach their decision.

4.9 If the Purchaser's Accountants give notice that they have no proposed amendments to the Draft Statement, then the Draft Statement shall constitute the Closing Statement for the purposes of this Agreement. If they give notice that they do have proposed amendments to the Draft Statement, they shall within such notice inform the Vendor and the Purchaser of their proposed amendments and the Vendor and the Purchaser shall, within the period of 30 days after receipt of such notice, seek to agree the proposed amendments.

4.10 If the Vendor and Purchaser agree the amendments within the 30 day period referred to in Clause 4.9, the Draft Statement as so amended shall constitute the Closing Statement.

4.11 In the event of any dispute between the Vendor and the Purchaser as to any amendment to the Draft Statement proposed pursuant to Clause 4.8 remaining unresolved at the expiry of the period of 30 days referred to in Clause 4.8, the matter or matters in dispute (but no others) shall be referred to an independent firm of chartered accountants with an international reputation agreed by the Vendor and the Purchaser within 5 Business Days of the end of such 30 day period or, in the event of a failure to agree such firm within 15 business days, by an independent firm of chartered accountants with an international reputation appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Vendor or the Purchaser ("THE INDEPENDENT ACCOUNTANTS"). Such Independent Accountants shall determine the matter in dispute on the following basis:

         4.11.1 the Independent Accountants shall be instructed to notify the Vendor and the Purchaser in writing of their determination of any such matter within 30 days of such referral;

         4.11.2 the Vendor and the Purchaser and their respective accountants shall be entitled to make written submissions to the Independent Accountants, but subject thereto the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination;

         4.11.3 the fees of the Independent Accountants shall be paid by the Vendor and/or the Purchaser in the proportions determined by the Independent Accountants;

         4.11.4 any firm appointed under this Clause shall act as experts and not as arbitrators and their determination shall be binding on the Parties.

4.12 Upon determination of the matter or matters in dispute by the Independent Accountants, the Draft Statement, incorporating the amendments so determined together with any amendment agreed pursuant to Clause 4.10 shall constitute the Closing Statement.

4.13 The Purchaser agrees, following Closing, to use its reasonable endeavours to collect all book debts due to the Sale Group Companies at Closing ("REASONABLE ENDEAVOURS" for this purpose to exclude the issue and conduct of proceedings for the recovery of any debt which remains unpaid). If notwithstanding the reasonable endeavours of the Purchaser pursuant hereto any book debt shall not be recovered (and, as a consequence the Vendor shall suffer a claim in respect thereof under this Agreement in respect of which the Vendor makes payment to the Purchaser) the Purchaser shall, at the request of the Vendor, assign such book debt to the Vendor for US$1.

4.14 The Purchaser agrees, following Closing to sell, utilise or otherwise dispose of the stock of the Sale Group Companies at Closing at the best price obtainable therefor. If any stock shall remain unsold 12 months from Closing which causes the Vendor to suffer a claim in respect of which the Vendor makes payment to the Purchaser under this Agreement the Purchaser shall, at the request of the Vendor, transfer such stock to the Vendor for US$1.

5        CLOSING AND SUBSEQUENT CLOSING

5.1 Closing shall take place on the Closing Date at the offices of the Purchaser's Lawyers (or at such other place as the Parties may agree) when:-

         5.1.1 the Vendor shall deliver to the Purchaser, or procure the delivery to the Purchaser of, the documents and other items referred to in Schedule 3;

         5.1.2 the Vendor and the Purchaser shall jointly procure that there shall be held a meeting of the Board of Directors of each of the Companies to approve the transfer of the Shares;

         5.1.3 the Purchaser shall pay the sum of US $193,000,000 less the Sale Group Debt and less the Retained Sum (if any) to the Vendor, or as the Vendor may direct in writing;

         5.1.4 the Purchaser shall and shall procure that the Sale Group Companies shall, repay the Sale Group Debt in full; and

         5.1.5 the Vendor shall procure that each relevant member of the Vendor's Group shall repay the Vendor Group Debt in full.

5.2 If the Vendor shall fail or be unable to comply with any of its obligations under Clause 5.1 on the Closing Date the Purchaser may:

         5.2.1 defer Closing to a date not more than 28 days after that date (in which case the provisions of this Clause 5.2 shall apply to Closing as so deferred); or

         5.2.2 proceed to Closing so far as practicable but without prejudice to the Purchaser's rights (whether under this Agreement generally or under this clause) to the extent that the Vendor shall not have complied with its obligations thereunder; or

         5.2.3 (save where the Purchaser, considering in good faith the materiality or otherwise of the breach, is of the opinion that the breach is immaterial) treat such failure or inability to comply as a repudiatory breach of this Agreement, acceptance of which shall discharge the Purchaser from its undischarged obligations under this Agreement (without prejudice to any other remedy which the Purchaser may have, whether in damages or otherwise).

5.3 Subsequent Closings of the Shares of the relevant Overseas Company referred to in Clause 2.6 shall (provided that Closing shall already have occurred pursuant to Clause 5.1) take place at the offices of the Purchaser's Lawyers or such other location as may be agreed five Business Days following satisfaction of the condition(s) applicable to the relevant Overseas Company.

5.4      At any Subsequent Closing:

         5.4.1 the Vendor shall procure that those matters referred to in Clause 5.1 and which relate to the relevant Overseas Company are complied with;

         5.4.2 the Purchaser shall pay the Retained Sum as calculated in accordance with Clause 4.4 in respect of the relevant Overseas Company or Companies subject to the parties reapplying the provisions of Clause 4 in respect of the relevant Overseas Company or Companies. In the event that a transfer of the China Venture has been made pursuant to Clause 2.8 the Purchaser shall retain from the Retained Sum an amount equal to the proportionate part of the consideration attributable to the China Venture as established by the Closing Statement.

6        PERIOD BEFORE CLOSING

6.1 The Vendor undertakes to and covenants with the Purchaser that it will procure that between the date of this Agreement and Closing:-

         6.1.1 no increase shall be made in the authorised, allotted or issued share capitals of any of the Relevant Sale Group Companies;

         6.1.2 no option shall be offered or granted by any of the Relevant Sale Group Companies over the whole or any part of their respective share capitals, whether issued or unissued; and

         6.1.3 no dividends or other distributions shall be declared, made or paid by any of the Relevant Sale Group Companies.

6.2 The Vendor further undertakes to and covenants with the Purchaser that it will procure that between the date of this Agreement and Closing (save with the previous written consent of the Purchaser not to be unreasonably withheld or delayed):-

         6.2.1 the business of each of the Relevant Sale Group Companies shall be carried on in the ordinary and usual course and so as to maintain the same as a going concern and with a view to profit;

         6.2.2    none of the Sale Group Companies:-

                  (a) alter or agree to alter or terminate or agree to terminate any agreement to which it is a party otherwise than in the ordinary course of business or enter or agree to enter into any unusual or abnormal contract or commitment;

                  (b) incur any capital expenditure or any material capital commitment not already contractually committed or which is not set out expressly in Schedule 14 or save for disposals in the ordinary course of business dispose of or realise any material capital asset or any interest in any such asset which in any event may not amount to more than US$100,000 for a single item;

                  (c) create or agree to create any Encumbrance over all or any of its assets (other than liens arising in the ordinary course of business) or redeem or agree to redeem any existing security or give or agree to give any guarantee or indemnity except in the ordinary course of business;

                  (d) alter or agree to alter the terms of any existing borrowing facilities or arrange any additional borrowing facilities;

                  (e) increase or agree to increase the remuneration (including, without limitation, pension contributions, bonuses, commissions and benefits in kind) of any director or employee beyond the official rate of inflation of the country in which such director or employee works or provide or agree to provide any gratuitous payment or benefit to any director or employee or any of his dependants and no employee having an annual salary in excess of US$50,000 (or the local equivalent thereof) shall be engaged or dismissed or have his terms of employment altered or to permit any employee of the Vendors Group who is not an Employee to transfer his employment to a Sale Group Company.

6.3 The Vendor shall use its reasonable endeavours to ensure that prior to the Closing:

         6.3.1 the Factoring Agreement continues in accordance with its terms and is not terminated as a result of any action taken by a member of the Vendor's Group; and

         6.3.2    the Glencore Credit Terms shall not be withdrawn.

6.4 In the event that an Executive gives notice of termination of his employment contract prior to Closing the Vendor shall as soon as practicable give the Purchaser notice of such termination and shall permit the Purchaser to have full access to such Executive in order to discuss his resignation. The Vendor shall not terminate the contract of employment of any Executive without cause during the period between signing and Closing or where relevant Subsequent Closing.

6.5 Subject to the provisions of Clause 16, the Vendor shall, and shall procure that the officers and employees of and the professional advisers to each of the Relevant Sale Group Companies shall, between the date of this Agreement and Closing, at the request of the Purchaser supply the Purchaser and/or its professional advisers with such information concerning the Relevant Sale Group Companies as the Purchaser or its professional advisers may reasonably require in order to carry out full due diligence (including for the purposes of an environmental phase I investigation and occupational noise assessments) in respect of the Sale Group Companies. Subject to prior written notice the Vendor shall arrange for the Purchaser's representatives to attend the Premises of each Sale Group Company and to meet with selected employees of each Sale Group Company. It is agreed that (i) the Purchaser shall make all requests for any such information and access in writing to either M. Downie or G. Kenny of the Vendor and
         (ii) the provisions of this Clause shall not require the Vendor to supply the Purchaser with information including, without limitation, copies of sales contracts which contain information which in the opinion of the Vendor would permit the Purchaser to gain access to commercially sensitive information. In the period from satisfaction of the condition set out in Clause 2.1 until Closing the Purchaser shall provide the Vendor with all information in respect of the Sale Group Companies requested by the Purchaser.

7        WARRANTIES

7.1 The Vendor (on behalf of itself and each of the Shareholders) represents to the Purchaser that each of the Warranties:-

         7.1.1 is true and accurate in all respects and is not misleading at the date of this Agreement; and

         7.1.2 shall be deemed to be repeated at Closing and on any Subsequent Closing in respect of the relevant Overseas Company as if they had been entered into afresh at Closing or at Subsequent Closing in relation to the relevant Overseas Company by reference to the facts and circumstances then existing.

7.2 The Warranties shall not in any respect be extinguished or affected by Closing.

7.3 The Vendor shall procure that neither the Vendor nor any of the Shareholders shall do or permit or procure any act or omission before Closing or where relevant Subsequent Closing which would constitute a breach of any of the Warranties if they were given at Closing or where relevant Subsequent Closing or which would make any of the Warranties inaccurate or misleading in any material respect if they were so given and undertakes to the Purchaser that if, between the date of this Agreement and Closing or Subsequent Closing where relevant, any event (including for the avoidance of doubt any omission) occurs which results, or which may result, in any of the Warranties being unfulfilled, untrue or inaccurate at Closing or Subsequent Closing where relevant then it will immediately give the Purchaser written notice of that event and its consequences and provide the Purchaser with all information that the Purchaser requests with regard to the event and its consequences that the Purchaser requires in order for the Purchaser to assess whether it will serve a notice to terminate pursuant to Clauses 7.5.

7.4 If, between the date of this Agreement and Closing, any fire, earthquake, flood, war, riot, malicious damage, compliance with a law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, storm, strike, lock-out, labour dispute or act of God or other calamity ("AN EVENT") shall occur (other than an event constituting or giving rise to a breach of any of the Warranties) then the Vendor will give the Purchaser written notice of that Event and its consequences and will provide the Purchaser with all information that the Purchaser requests with regard to the Event that the Purchaser requires in order for the Purchaser to assess the financial impact of the Event.

7.5      If, before Closing, the Purchaser alleges that

         7.5.1 any of the Warranties was untrue or inaccurate or misleading as at the date of this Agreement or that such Warranty is likely to be untrue or inaccurate on repetition of such Warranty and/or that a claim may be made in respect of the Environmental Indemnity or pursuant to Clause 10 and/or that an Event had occurred; and

         7.5.2 the matter giving rise to such breach of Warranty or a claim under the Environmental Indemnity and/or pursuant to Clause 10 and/or the Event will lead to a financial impact on the Consideration representing in excess of US $47,000,000 provided that in calculating whether or not the amount of US $47,000,000 has been exceeded neither Clause 7.10 nor Schedule 9 shall apply in respect of any alleged breach of Warranty referred to in Clause 7.5.1 and Schedule 9 shall not apply to any claim for indemnity the Purchaser shall (subject to Clause 7.6) be entitled by notice in writing (setting out the basis of such allegation) given to the Vendor before Closing to terminate this Agreement. Termination shall be the only right or remedy available to the Purchaser in respect of such event and the Purchaser shall have no right to damages or compensation in respect thereof.

7.6 The notice given by the Purchaser under Clause 7.5 shall not constitute a notice to terminate this Agreement unless within 14 days after receipt of the Purchaser's notice pursuant to Clause 7.5 the Vendor by written notice to the Purchaser confirms that it disagrees with the Purchaser's right of termination in which case the right to terminate shall be subject to the Purchaser obtaining a written opinion from a queen's counsel instructed by the Vendor and the Purchaser (or in the absence of agreement within seven days of the date of the Purchaser's notice appointed by the President of the Law Society at the instance of either party) that the Purchaser's allegation (and its estimation of the financial consequences thereof) is reasonable.

7.7 If the Purchaser serves notice on the Vendor pursuant to Clause 7.5, it shall forthwith on request by the Vendor provide to it all appropriate documentation and information on which it relies to substantiate or support its assertion and to enable the Purchaser to give instructions to counsel. The Vendor and the Purchaser agree to co-operate together and take all reasonable steps to procure that counsel is properly instructed and is requested to give his opinion as soon as possible. The Purchaser shall prepare the instructions to counsel and shall incorporate any reasonable comments or representations made by the Vendor thereon. Subject as hereinafter provided, pending either the failure of the Vendor to serve a notice pursuant to Clause 7.6 or the opinion of counsel referred to in Clause
         7.6 the Purchaser shall not be obliged to complete this Agreement, provided that if no written opinion of counsel in the terms of Clause
         7.6. above is obtained from the counsel the right of termination asserted by the Purchaser shall be conclusively agreed not to have occurred.

7.8 The Vendor acknowledges that the Purchaser has entered into this Agreement in reliance on representations in the terms of the Warranties made by the Vendor with the intention of inducing the Purchaser to enter into this Agreement and that accordingly the Purchaser has been induced by those representations to enter into this Agreement.

7.9 The Vendor undertakes to the Purchaser that, in the event of any claim being made against it for breach of the Warranties, it will not make any claim against any of the Sale Group Companies or against any director, officer or employee of any of the Sale Group Companies on which or on whom it may have relied before agreeing to any terms of this Agreement or authorising any statement in the Disclosure Letter.

7.10     The Warranties:-

         7.10.1 are qualified by reference to those matters fairly disclosed in the Disclosure Letter. In particular, but without limitation, the rights and remedies of the Purchaser in respect of the Warranties shall not be affected by any investigation made by or on behalf of the Purchaser into the affairs of the Sale Group Companies;

         7.10.2 are separate and independent and, unless expressly provided to the contrary, are not limited or restricted by reference to or inference from the terms of any other provision of this Agreement or any other Warranty;

         7.10.3 where qualified by the expression "so far as the Vendor is aware" or some similar reference to the knowledge, information, belief or awareness of the Vendor, such expression shall be deemed to refer to the knowledge of the Vendor having made due and careful enquiry of those persons listed in Schedule 15; and

         7.10.4 apply to each of the Subsidiaries as well as to the Companies as if the word "Companies" was defined to mean each of the Subsidiaries and the Companies.

7.11 The provisions of Schedule 9 shall (where relevant) apply to limit the liability of the Vendor under the Warranties provided that the provisions of Schedule 9 shall not apply in respect of:-

         7.11.1 any claim under paragraph 2.1 (capacity) or 3.1 (share ownership) of Schedule 4; or

         7.11.2 any claim arising out of any fraudulent or wilful non-disclosure on the part of the Vendor or any of its officers, employees or advisers.

8        RESTRICTIONS ON THE VENDOR AND THE SHAREHOLDERS

8.1 The Vendor covenants (on behalf of itself and all of the Shareholders) with the Purchaser with the intention of assuring to the Purchaser the full benefit and value of the goodwill of the Sale Group that, save with the previous written consent of the Purchaser:

         8.1.1 it will not for a period of twelve months following Closing or, if relevant, the Subsequent Closing in respect of the Shares in BICC CAFCA Limited, engage in or be interested in any concern, undertaking firm or body corporation which engages in any energy cable business in Zimbabwe, Angola and Mozambique;

         8.1.2 it will not, for a period of twelve months following Closing, or, if relevant, the Subsequent Closing in respect of the Shares in BICC General Cables Asia-Pacific Pte Ltd, either directly or indirectly, sell or otherwise deal in energy cables to utilities and industrial customers (but excluding for the latter sales of such cables for shipboard, oil rig or mass transit applications) in Malaysia and Singapore;

         8.1.3 it will not, for a period of twelve months following Closing or, if relevant, the Subsequent Closing in respect of the Shares in BICC General Cables Asia-Pacific Pte Ltd, either directly or indirectly, sell or otherwise deal in high-voltage (66 kv) energy power cables in the People's Republic of China;

         8.1.4 it will not for a period of twenty-four months solicit the services of or endeavour to entice away any employee or consultant of any Sale Group Company having an annual salary or fee in excess of US$50,000 (or local equivalent thereof) (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) or knowingly employ, assist in or procure the employment by any other person, firm or body corporate of any such person or for a period of 6 months from the Closing Date employ any Employee of a Sale Group Company

         8.1.5 subject to Clause 12.6, it will not at any time following the Closing Date disclose to any person, firm or body corporate or otherwise make use or permit the use of any trade secrets or confidential knowledge or information concerning the business, finances or affairs of any of the Sale Group Companies or of any of their respective customers, clients or suppliers and will use its best endeavours to prevent the publication or disclosure of any such secrets, knowledge or information by any third party;

8.2 The Vendor agrees that, having regard to the facts and matters above, the restrictions contained in Clause 8.1 are reasonable and necessary for the protection of the legitimate interests of the Purchaser and that, having regard to those facts and matters, those restrictions do not work harshly on it. It is nevertheless agreed that, if any of those restrictions shall, taken together or separately, be held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective.

8.3 The restrictions contained in the sub-clauses of Clause 8.1 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions of this Agreement.

9        UNDERTAKINGS

9.1 The Vendor undertakes to the Purchaser that it shall not and shall procure that no member of the Vendor's Group shall following Closing or Subsequent Closing as the case may be trade under or use the name BICC in respect of a business similar to the Businesses in any country outside the USA, Canada or Mexico.

9.2 The Vendor shall procure that within six months of Closing all members of the Vendor's Group incorporated in countries outside the USA, Canada or Mexico shall remove the word "BICC" from their corporate and trading names and shall not use any of the mark "BICC" or the word "BICC" alone or as part of another mark or logo nor any similar mark or logo which is likely to be confused or associated with the aforementioned in association with any of their activities or products and the Purchaser and the Vendor shall on Closing or Subsequent Closing procure that each Sale Group Company shall pass a resolution to change its name to a name without the word "BICC".

9.3 The Purchaser agrees for itself and each of the other Relevant Purchasers that no claim shall be made under the Share Transfer Agreements and, accordingly, any claim which could otherwise be made thereunder shall be made under this Agreement or, as the case may be, the Tax Deed , in each case subject to the limitations contained in this Agreement.

9.4 The Vendor shall supply to the Purchaser a copy of each set of audited accounts prepared for each Sale Group Company or where unaudited a copy of the final financial statements for such Sale Group Company for the period ended 31 December 1999 as soon as practicable following their preparation (the "ACCOUNTS"). The Vendor hereby confirms that the Accounts will be prepared in accordance with the Accounting Principles save to the extent that law in any relevant jurisdiction requires otherwise.

9.5 The Vendor shall procure that on Closing M.J. Downie shall resign as a director and employee of the Sale Group Companies and that such of the non-executive directors of any other Sale Group Company as the Purchaser shall nominate in writing prior to Closing shall resign their directorships in the Sale Group Companies and the Vendor hereby agrees to indemnify the Purchaser against any liability arising from such resignations.

9.6 The Vendor undertakes to remove all assets from the Properties which do form part of the Assets and do not relate to the Businesses as soon as practicable following the Closing Date.9.7

9.7.1 The Vendor shall at its own expense (for the avoidance of doubt including stamp duty (if any) and all land registry fees) on or before Closing procure a transfer to a nominated company of the Vendor of the land shown edged red on plan 8 annexed to this Agreement (the "RETAINED LAND") and comprising part of the land and buildings at Prescot Works, Hall Lane, Prescot, Lancashire (the "PRESCOT PROPERTY").

9.7.2 The transfer of the Retained Land shall contain reciprocal rights and reservations relating to passage of services, light, air, rights of way, rights of support and protection and all rights to construct any building or buildings on the Prescot Property and the Retained Land notwithstanding any diminution in light and air, the right at any time within a period of 80 years from the date of the transfer to enter at all reasonable times and upon giving to the Vendor (or its successors in title) reasonable prior written notice (except in an emergency) and remain upon any unbuilt part with or without workmen, plant and machinery solely to repair, maintain, construct, reconstruct and build any services benefiting the Prescot Property or which may at any time in the future be required for the use and enjoyment by the owner of the Prescot Property. The separation of the Prescot Property shall allow BICC General UK Cables Limited to operate from Closing on a stand alone, homogeneous, independent and self sufficient basis.

         9.7.3 As soon as reasonably practicable following Closing the Vendor will, subject to obtaining the Purchaser's approval of its design and materials, (such approval not to be unreasonably withheld or delayed), erect a boundary fence between the Prescot Property and the Retained Land and will thereafter maintain or cause to be maintained such boundary fence in good and substantial repair and condition.

         9.7.4 The Vendor and purchaser shall not later than 15 working days after completion of the works referred to in Annexure A enter into a deed in a form to be agreed between the Vendor and Purchaser (each acting reasonably) granting and reserving (save where the rights are expressed to be temporary only) the rights set out or referred to in Annexure A.

         9.7.5 The Vendor and the Purchaser shall act in good faith in the best interest of a successful completion of the separation of the Prescot Property from the Retained Land and:

                           (a) the Vendor and the Purchaser shall, and shall use all reasonable endeavours to procure that any third party shall, do and execute all other acts, deeds, documents and things as may be necessary for giving effect to the provisions of Annexure A; and

                           (b) if the rights and agreements referred to in Annexure A are inadequate or insufficient to enable such separation the Vendor and the Purchaser shall, and shall use all reasonable endeavours to procure that any third party, shall enter into such deeds or agreements to rectify such inadequacy or insufficiency granting or reserving as applicable such easements and rights as shall be reasonably necessary for the separation and subsequent use and enjoyment of the Prescot Property and the Retained Land.

         9.7.6 Any dispute between the Vendor and the Purchaser as to their respective rights, duties and obligations in respect of the separation of Prescot Property from the Retained Land shall, if required, be referred to an independent expert (acting as an expert and not as an arbitrator) to be agreed upon by the Vendor and the Purchaser or if they fail to agree to be nominated by the President or next most senior available of either party. The decision of the expert (whether of fact or law) shall be final and binding on the parties and shall be given without reasons. Any dispute or question relating to the independent expert's terms of reference, whether of fact or law, shall be in the exclusive jurisdiction of the independent expert. The independent's expert's fees and expenses shall be paid by the Vendor and the Purchaser in equal shares.

10       INDEMNITY

10.1 The Vendor shall indemnify the Purchaser (for itself and as trustee for each Sale Group Company) against each loss, liability and cost which the Purchaser or any Sale Group

         Company may suffer in connection with the ownership of the Sale Group Companies or operation of the Businesses arising by reason of any act or omission of the Vendor or any Sale Group Company prior to Closing or the act or omission of any predecessor in title to the assets and liabilities of the Businesses for which the Sale Group Company is responsible prior to Closing (including, without limitation, all claims by any person in connection with any goods or services supplied by a Sale Group Company or for which a Sale Group Company is responsible prior to Closing or the employment of any person by a Sale Group Company prior to Closing or any duty of care owed to any person employed by a Sale Group Company prior to Closing) but excluding any loss, liability or cost the subject of the Tax Deed or the Environmental Indemnity or Schedule 20.

10.2 The provisions of Schedule 9 shall apply to Clause 10.1, 10.4 and 10.5 but shall not apply to Clause 10.6.

10.3 For the purposes of this Clause 10, references to "Closing" shall, in respect of any Sale Group Company the shares of which are not transferred on Closing, be deemed to mean the Subsequent Closing on which the transfer of the shares in such Sale Group Company takes place.

10.4 The Vendor shall indemnify the Purchaser (for itself and as trustee for each member of the Purchaser's Group) against each loss, liability and cost which any member of the Purchaser's Group may suffer as a consequence of the enforcement by Thomas Bolton Group Limited or (as the case may be) Victor Products Limited of any covenant which places a restriction upon the freedom of any member of the Purchaser's Group (other than BICC General CEAT Cavi S.r.L.) to carry on business with effect from Closing under either (i) the agreement entered between BICC CEAT Cavi S.r.L., BICC plc and Thomas Bolton Group Limited dated 30 December 1998 or (ii) the agreement entered into between BICC Components Limited and Victor Products Limited dated 20 December 1996 save where such loss, liability or cost is caused by (a) the appointment by any member of the Purchaser's Group of BICC General Ceat Cavi S.r.L as its agent or representative or (b) the breach by BICC General Ceat Cavi S.r.L of the non-compete covenants of either of such aforementioned agreements on or after Closing.

10.5     TITLE INSURANCE INDEMNITY

         The Vendor shall indemnify and keep indemnified the Purchaser and any Sale Group Company against the reasonable cost of obtaining in the insurance market insurance against the risk of any adverse claim to title by a third party in respect of any part of the Property which becomes registered with possessory title pursuant to the Vendor's present application for first registration of title to the Properties at Leigh and Wrexham.

10.6     COSTS INDEMNITY FOR SEPARATION WORKS AT WREXHAM AND LEIGH

         The Vendor shall indemnify and keep indemnified the Purchaser and any Sale Group Company against any costs actually and properly incurred by the Purchaser as a consequence of the failure by the relevant Sale Group Company or BICC plc or any other party to carry out the agreed works in connection with the disclosed separation agreements affecting the Properties at Wrexham and Leigh.

11       TRANSITIONAL ARRANGEMENTS

The Vendor and the Purchaser hereby agree to execute at Closing certain transitional agreements relating to the following:

11.1 continued support by certain personnel of Sale Group Company of IT facilities at certain of Vendor's Group manufacturing facilities;

11.2 supply by Sales Group Companies of certain compounds to Vendor's Group facility in Spain and assistance to enable Vendor's Group or a sub-contract manufacturer to manufacture such compounds;

11.3 supply by Vendor's Group of certain compounds to Sales Group Companies and assistance to enable Sales Group Companies or a sub-contract manufacturer to manufacture such compounds; and

11.4 supply of such other goods and services (in addition to those set out above) provided by the Vendor's Group to the Sales Group Companies or vice-versa prior to Closing which are necessary to be provided after Closing to enable the Sale Group Companies or the Vendor's Group to carry on business

(together the "TRANSITIONAL ARRANGEMENTS").

The Transitional Arrangements shall provide, inter alia, that the services or products to be provided on request thereunder be provided for a maximum period of 12 months from Closing which may be extended if the party fails to gain access to another supplier or gain or maintain any necessary technical contractual qualification and on reasonable terms including the same payment terms as were in effect prior to Closing and in any event not being less than the full cost of providing such services or products.

12       INTELLECTUAL PROPERTY

12.1 At Closing the Vendor shall assign or shall procure the assignment to the Purchaser of any Intellectual Property Rights owned by the Vendor's Group at Closing :

         (a)      relating to the Underwater Field:

                 (i) Which, prior to Closing, was used by the Sale Group or relates exclusively or primarily in or to the Underwater Field or;

                 (ii) which was conceived, discovered, developed (1) in a Country where one of the Sale Group Companies is located or (2) by an employee of one of the Sale Group Companies or of any company to which any of the Sale Group Company succeeded by way of a corporate restructuring, or

                 (iii) with respect to patents and any other registered rights, whose relevant priority application or first application was filed by one of the Sale Group Companies, or by any company to which any of the Sale Group Company succeeded by way of a corporate restructuring

         (b)    relating to the Terrestrial Field:

                  (i)    which was conceived, discovered, developed
                         (1) in a Country where one of the Sale Group Companies is located or (2) by an employee of one of the Sale Group Companies or of any company to which any of the Sale Group Company succeeded by way of a corporate restructuring, or

                  (ii)   with respect to patents and any other
                         registered rights, whose relevant priority application or first application was filed by one of the Sale Group Companies or by any company to which any of the Sale Group Company succeeded by way of a corporate restructuring provided that nothing in this clause 10.1(b) shall operate to transfer to the Purchaser Intellectual Property Rights owned by BICC General Pyrotenax Cables Limited which is either used exclusively or primarily by BICC General Pyrotenax Cables Limited as at the Closing Date or relates exclusively or primarily to the business carried on by BICC General Pyrotenax Cables Limited, as at the Closing Date, all of which such Intellectual Property Rights shall remain the property of BICC General Pyrotenax Cables Limited.

12.2     The Vendor undertakes after Closing:

         12.2.1 as to patents, trademarks and other registered rights, at the request of Purchaser, to promptly execute or procure the execution of all such documents as shall be necessary to secure the vesting in the relevant Purchaser Group of any Intellectual Property Rights owned by the Vendor's Group to be assigned pursuant to the above;

         12.2.2 as to know-how, to properly identify, list and transfer the deliverable know-how to be assigned to Purchaser pursuant to the above where deliverable know-how means whatever know-how is associated with a physical support (including, without limitation, paper, magnetic tape, computer disk or floppy disk, computer memory, film or microfilm) and is accordingly "deliverable" from a person to another, provided that the Purchaser undertakes with the Vendor that the Vendor will be responsible for preparing all such documents under Clause
         12.2.1 in co-operation with the Purchaser, where required, and provided that the Purchaser shall be responsible for all costs reasonably and properly incurred by the Vendor and the Vendor's Group and all other costs and expenses in respect of such vesting including, but not limited to the costs of effecting and recording the relevant assignments at the relevant Patent and Trade Mark Office.

12.3 At Closing, the Purchaser shall assign or shall procure the assignment to the Vendor's Group any Intellectual Property Rights owned by the Sale Group Companies at Closing relating to the Terrestrial Field:

         12.3.1 which was conceived, discovered, developed (1) in a Country where one of the Vendor Group Companies is located, or (2) by employees of one of the Vendor Group Companies, or of any company to which the Vendor Group Companies succeeded by way of corporate restructuring, both in case (1) and (2) on condition that no employee of one of the Sale Group Companies or of any company to which any of the Sale Group Company succeeded by way of a corporate restructuring contributed to such conception, discovery, development, or

         12.3.2 which is used exclusively by BICC General Pyrotenax Cables Limited as at the Closing Date or exclusively relates to the business carried on by BICC General Pyrotenax Cables Limited as at the Closing Date; or

         12.3.3 with respect to patents and any other registered rights, whose relevant priority application or first application was filed by one of the Vendor Group Companies or by any company to which the Vendor Group Companies succeeded by way of corporate restructuring on condition that (1) the patented invention has been made in a Country where one of the Vendor Group Companies is located, exception made for any Country where also a Sale Group Company is located and (2) no employee of one of the Sale Group Companies or of any company to which any of the Sale Group Company succeeded by way of a corporate restructuring is a (co-) inventor of the patented invention.

12.4     The Purchaser undertakes after Closing:

         12.4.1 as to patents, trademarks and other registered rights, at the request of Vendor, to promptly execute or procure the execution of all such documents as shall be necessary to secure the vesting in the relevant Vendor Group Company of any Intellectual Property Rights owned by the Sale Group Companies to be assigned pursuant to the above;

         12.4.2 as to know-how, to properly identify, list and transfer the deliverable know-how (as hereinabove defined) to be assigned to Vendor pursuant to the above,

         provided that the Vendor undertakes with the Purchaser that the Purchaser will be responsible for preparing all such documents under Clause 12.4.1 in co-operation with the Vendor if requested and provided that the Vendor shall be responsible for all costs reasonably and properly incurred by the Purchaser and all other costs and expenses in respect of such vesting included, but not limited to, the costs of effecting and recording the relevant assignment of the relevant Patent and Trade Mark Offices.

12.5 The Vendor will, at Closing, assign or, after Closing, in case the consent of a third party is required, use best efforts to assign or procure the assignment or novation to the Sale Group Companies of any licence of Intellectual Property Rights granted by a third party to the Vendor's Group where such licence relates to Intellectual Property Rights used in or relating exclusively or primarily to the Underwater Field or prior to Closing the Sales Group Companies used or had an intention to use the rights licensed under such license.

12.6 The Purchaser hereby grants or shall procure the grant to the Vendor's Group a royalty free, non-exclusive, irrevocable world-wide licence under the Intellectual Property Rights owned by the Sale Group Companies at Closing to continue to manufacture and supply the products (and evolutions thereof) manufactured and supplied and to continue to operate the processes operated at Closing.

12.7 The Vendor hereby grants or shall procure the grant to the Purchaser and the Sale Group Companies a royalty-free, non-exclusive, irrevocable, world-wide licence to exploit the Intellectual Property Rights owned by the Vendor's Group at Closing and used by the Sales Companies or intended to be used by the Sales Companies at Closing in the Energy Field.

12.8 The Purchaser shall be free to use the know how in the custody of the Sales Group Companies at Closing, such know how being in deliverable form and in the unaided mind of the people of the Sales Companies.

13       BONDS AND GUARANTEES

13.1 The Purchaser agrees to use all its reasonable endeavours from the Closing Date to achieve the release of any member of the Vendor's Group from such of the bonds or guarantees issued by banks or financial institutions details of which shall be provided by the Vendor to the Purchaser prior to Closing on behalf of the Sales Group Companies in respect of the Businesses as relate to any of the contracts entered into by the Sale Group Companies in the normal course of business with their respective customers. The Purchaser shall have no obligation in respect of bonds or guarantees issued in respect of an Overseas Company until such time as Closing or Subsequent Closing occurs in respect of such Overseas Company.

13.2 After Closing or Subsequent Closing (as the case may be) but prior to such release the Purchaser undertakes to the Vendor (for itself and as trustee for each member of the Vendor's Group) to keep each member of the Vendor's Group indemnified against any liability under the bonds and guarantees referred to in Clause 13.1 arising after Closing provided always that the Purchaser shall have no liability to the Vendor pursuant to this Clause 13.2 if the liability incurred by the Vendor results from an event which occurs prior to Closing or results from any action taken by a member of the Vendor's Group after Closing. For the avoidance of doubt this shall include the failure by the relevant Sale Group Company to meet any particular specification or target or other contractual term in the contract to which the guarantee or bond relates.

14       PENSIONS

         The provisions of Schedule 6 shall have effect.

15       TAXATION

         The Tax Deed shall be entered into by the parties at the Closing Date.

16       CONFIDENTIALITY

16.1 Subject to the provisions of Clause 16.2, neither Party shall issue any press release or publish any circular to shareholders or any other public document or make any statement or disclosure to any person who is not a Party (including (without limitation) any document, statement or disclosure published, issued or made by the Vendor to any supplier to or customer of any of the Companies), in each case relating to or connected with or arising out of this Agreement or the matters contained in it, without obtaining the previous approval of the other Party to its contents and the manner of its presentation and publication or disclosure (such approval not to be unreasonably withheld or delayed).

16.2     The provisions of Clause 16.1 do not apply to:-

         16.2.1 any announcement relating to or connected with or arising out of this Agreement required to be made by the Purchaser by virtue of the regulations of any recognised stock exchange or by law; or

         16.2.2 any document, statement or disclosure published, issued or made by the Purchaser after Closing to any supplier to or customer of any of the Companies.

16.3 The Purchaser shall prior to Closing keep confidential all information regarding the Vendor and the Sale Group Companies and their respective businesses which is not in the public domain, and (save for any disclosure required by law or any stock exchange) shall not disclose the same to any third party or make use of such information in any way except with the prior written consent of the Vendor.

17       ASSIGNMENT

17.1 Subject to this Clause 17, this Agreement shall be binding upon and ensure for the benefit of the successors and assigns of the Parties.

17.2 The Vendor shall not be entitled to assign its rights or obligations under this Agreement without the previous written consent of the Purchaser.

17.3 The Purchaser may assign the benefit of this Agreement to any member or members of the Purchaser's Group from time to time provided always that the relevant member of the Purchaser's Group undertakes to reassign the benefit of the Agreement to the Purchaser (or another member of the Purchaser's Group) if it ceases to be a member of the Purchaser's Group and may assign the benefit of the Warranties, the Environmental Indemnity, the Tax Deed, the indemnity set out in Clause 10 and
         Schedule 20 in accordance with paragraph 2.2 of Schedule 9.

18       GENERAL

18.1 The Vendor shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Purchaser may from time to time reasonably require for the purpose of giving the Purchaser the full benefit of the provisions of this Agreement.

18.2 The Purchaser shall do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Vendor may from time to time reasonably require for the purpose of giving the Vendor the full benefit of the provisions of this Agreement.

18.3 This Agreement, and the documents referred to in it, constitutes the entire agreement and understanding of the Parties. Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement as a Warranty.

         The only remedy available to it for breach of the Warranties shall be for breach of contract under the terms of this Agreement. Nothing in this sub-clause shall, however, operate to limit or exclude any liability for fraud.

18.4 Each of the Vendor and the Shareholders waive any rights of pre-emption over the Shares conferred on it or held by it either by virtue of the constitutional documents of each of the companies or by express agreement or otherwise.

18.5 Each Party shall pay his or its own costs and expenses of and incidental to this Agreement and the sale and purchase of the Shares.

18.6 This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Closing, remain in full force and effect notwithstanding Closing.

18.7 Unless expressly provided otherwise, all representations, warranties, undertakings, covenants, agreements and obligations made, given or entered into in this Agreement by more than one person are made, given or entered into jointly and severally.

18.8 The failure of the Purchaser at any time or times to require performance of any provision of this Agreement shall not affect its right to enforce such provision at a later time.

         18.8.1 No waiver by the Purchaser of any condition or of the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

         18.8.2 Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised and time or indulgence may be given by the Purchaser in its absolute discretion as regards any Party under such liability without in any way prejudicing or affecting its rights against any other Party under the same or a like liability, whether joint and several or otherwise.

18.9 This Agreement may be amended, modified, superseded or cancelled and any of its terms, covenants, representations, warranties, undertakings or conditions may be waived only by an instrument in writing signed by (or by some person duly authorised by) each of the Parties or, in the case of a waiver, by the Party waiving compliance.

18.10 To the extent that the provisions of this Agreement are inconsistent with or additional to the provisions of a Share Transfer Agreement, the provisions of this Agreement shall prevail and the Vendor and the Purchaser shall procure that the provisions of the relevant Share Transfer Agreement are adjusted to the extent necessary to give effect to the provisions of this Agreement and/or that the relevant Shareholder and the Relevant Purchaser comply with the provisions in place of the provisions of the relevant Share Transfer.

19       NOTICES

19.1 Any notice to be served in connection with this Agreement shall be in the English language, in writing and shall be sent by internationally recognised courier service or transmitted by fax:-

         19.1.1   in the case of the Vendor or the Shareholders to:

                  General Cable Corporation

                  4 Tesseneer Drive

                  Highland Heights

                  Kentucky 41076

                  Attention: General Counsel

                  Fax: 001 606 572 8444

         19.1.2   in the case of the Purchaser or the Relevant Purchasers to:

                  Pirelli S.p.A.

                  Viale Sarca, 222

                  20126 Milan

                  Italy

                  Attention: Chief Legal Officer

                  Fax: 00 39 02 6442 3329

         19.1.3 in the case of a Party who has appointed an agent for service in Clause 19.5 below, to the address stated in Clause 19.5 (or to any other address of which the Party serving or sending the document has received notice in writing from that Party or his agent).

19.2     Any such notice shall be deemed to have been served as follows:-

         19.2.1 in the case of service by courier, on the second Business Day after the day on which it was collected by the courier;

         19.2.2 in the case of transmission by fax, on the day it is transmitted.

19.3 Subject as provided in Clause 19.2, in proving such service it shall be sufficient to prove that the notice was properly addressed and left at, posted to or transmitted by Fax to that address.

19.4 For the purpose of this Clause, "Business Day" shall mean any day other than Saturday, Sunday or any other day which is a public holiday in the place at or to which the notice is left or despatched.

19.5 The Purchaser irrevocably appoints WG&M Secretaries Limited at its registered office for the time being and the Vendor irrevocably appoints Norose Notices Limited at its registered office for the time being (quoting reference MM/Z998630) to be their respective agents for service of process and notices in England.

20       GOVERNING LAW AND JURISDICTION

20.1 This Agreement shall be governed by and construed in accordance with the laws of England.

20.2 The Parties submit to the non-exclusive jurisdiction of the English Courts as regards any claim, dispute or matter arising out of or relating to this Agreement or any of the documents to be executed pursuant to this Agreement.

Signed and delivered on the date set out at the head of this Agreement.

                                   SCHEDULE 1

                                  THE COMPANIES



                    BICC GENERAL CABLES ASIA-PACIFIC PTE LTD

1        Registered number:                                    199403599M

2        Date of incorporation:                                23.5.1994

3        Place of incorporation:                               Singapore

4        Legislation under which incorporated:                 Singapore Law

5        Registered office address:                            Ocean Tower #17-00
                                                               20 Collyer Quay
                                                               Singapore 049315

6        Directors:                                            Khoo Lee Kim
                                                               Howard Gatiss
                                                               Martin Johnsen

7        Secretary:                                            Sandy Foo - Drew & Napier

8        Authorised share capital:                             250,000 ordinary @ S$1.00

9        Issued share capital:                                 213,324,000 (including  217,660,000
                                                               shares waiting to be  issued) held as to
                                                               99% by GK Technologies Inc. and 1%
                                                               by General Cable Overseas Holding
                                                               Inc.

10       Issued loan capital:                                  _

11       Charges:                                              none filed

                          BICC GENERAL CAVI CAVI S.R.L.

1        Registered number:                                    _

2        Date of incorporation:                                _

3        Place of incorporation:                               Italy

4        Legislation under which incorporated:                 Italian Company Code for SrLs

5        Registered office address:                            Via Brescia 16
                                                               10036 Settino Torinese (TO)
                                                               Italy

6        Directors:                                            M Geroli (President)
                                                               Matthias Rauch
                                                               Ezio Martino
                                                               Osvaldo Mattion
                                                               Martin Thomas
                                                               Andrew Cox
                                                               Peter Farrell

7        Secretary:                                            appointed each meeting

8        Authorised share capital:                             quota 80 billion Lire

9        Issued share capital:                                 quota 80 billion Lire
                                                               held as to 99% by GK Technologies Inc. and as to
                                                               1% by General Cable Overseas Holdings Inc.

10       Issued loan capital:                                  None

11       Charges:                                              Over land and buildings at Ascoli and
                                                               Settimo and general lien over business
                                                               in favour of BNL Industrial Credit
                                                               Section re loan on which there is
                                                               outstanding billion Lire 1.7

                           BICC GENERAL UK CABLES LTD

1        Registered number:                                    03710603

2        Date of incorporation:                                10 February 1999

3        Place of incorporation:                               England and Wales

4        Legislation under which incorporated:                 Companies Act 1985

5        Registered office address:                            Hall Lane, Prescot, Merseyside L34
                                                               5TG

6        Directors:                                            Andrew Edward Cox
                                                               Michael James Downie
                                                               Peter Stephen Farrell

7        Secretary:                                            Peter Stephen Farrell

8        Authorised share capital:                             100 ordinary shares of (pound)1 each

9        Issued share capital:                                 100 held by General Cable Holdings (UK) Limited

10       Issued loan capital:                                  _

11       Charges:                                              none filed

                         TRANS-POWER CABLES PTE LIMITED

1        Registration Number:                                 _

2        Date of incorporation:                               _

3        Place of incorporation:                              Singapore

4        Registered office address:                           80 Robinson Road
                                                              #17-02 Singapore

                                                              068898

5        Regulation under which incorporated:                 Singapore law

6        Directors:                                           _

7        Secretary:                                           _

8        Authorised share capital:                            _

9        Issued share capital:                                1.5 million ordinary shares at S$1 each
                                                              held  as to 99%  by GK  Technologies  Inc.
                                                              and 1% by General Cable Overseas
                                                              Holdings Inc.

10       Issued loan capital:                                 _

11       Charges:                                             none filed

                       BICC GENERAL INDUSTRIAL CABLES LTD

1        Registered number:                                    03710618

2        Date of incorporation:                                10 February 1999

3        Place of incorporation:                               England and Wales

4        Legislation under which incorporated:                 Companies Act 1985

5        Registered office address:                            Hall Lane, Prescot, Merseyside L34 5TG

6        Directors:                                            Peter Scott
                                                               Andrew Edward Cox
                                                               Michael James Downie

7        Secretary:                                            Peter Stephen Farrell

8        Authorised share capital:                             100 ordinary shares of (pound)1 each

9        Issued share capital:                                 100 held by General Cable Holdings (UK) Limited

10       Issued loan capital:                                  _

11       Charges:                                              none filed

                       BICC SUPERTENSION CABLES (1980) LTD

1        Registered number:                                    263259

2        Date of incorporation:                                5 March 1932

3        Place of incorporation:                               England

4        Legislation under which incorporated:                 Companies Act 1929

5        Registered office address:                            Erith Works, Church Manorway, Erith, Kent, DA8 1HS

6        Directors:                                            G J Smee
                                                               C K Tarrant

7        Secretary:                                            C K Tarrant

8        Authorised share capital:                             (pound)100

9        Issued share capital:                                 100 ordinary shares of (pound)1.00 each held
                                                               by General Cable Holdings (UK) Ltd

10       Issued loan capital:                                  _

11       Charges:                                              none filed

                        BICC GENERAL ROD ROLLERS LIMITED

1        Registered number:                                    03896724

2        Date of incorporation:                                20 December 1999

3        Place of incorporation:                               England and Wales

4        Legislation under which incorporated:                 Companies Act 1985

5        Registered office address:                            Hall Lane, Prescot, Merseyside, L34 5TG

6        Directors:                                            Ian Plummer
                                                               Peter Stephen Farrell
                                                               Michael James Downie
                                                               Andrew Edward Cox

7        Secretary:                                            Peter Stephen Farrell

8        Authorised share capital:                             1000 shares of (pound)1 each

9        Issued share capital:                                 1 ordinary share of (pound)1 held  by General
                                                               Cable Holdings (UK) Limited

10       Issued loan capital:                                  _

11       Charges:                                              None filed

                               BICC CAFCA LIMITED

1        Registered number:                                    40/1945

2        Date of incorporation:                                31 July 1945

3        Place of incorporation:                               Harare, Zimbabwe

4        Legislation under which incorporated:                 Zimbabwe Companies Act

5        Registered office address:                            54 Lytton Road
                                                               Workington
                                                               Harare
                                                               Zimbabwe

6        Directors:                                            H. P. Mkushi
                                                               B P Grubb
                                                               W R Galbraith
                                                               A A Botsh
                                                               A E Cox
                                                               A Mabena
                                                               J R McAloon
                                                               T A Taylor

7        Secretary:                                            R J Macfarlane

8        Authorised share capital:                             1000 5,5% cumulative preference
                                                               shares of Z$2;00 each and 50 million
                                                               ordinary shares of Z$0.50 each

9        Issued share capital:                                 31,412,000 Ordinary Shares of Z$0.50
                                                               held by General Cable Holdings
                                                               Netherlands C.V.

10       Issued loan capital:                                  _

11       Charges:                                             none filed

            CONDEL - FABRICA DE CONTUDORES ELECTRICOS DE ANGOLA SARL

1        Registered number:

2        Date of incorporation:

3        Place of incorporation:                               Angola

4        Legislation under which incorporated:

5        Registered office address:

6        Directors:

7        Secretary:

8        Authorised share capital:

9        Issued share capital:                                 held by BICC Celcat, Cabos de Energia
                                                               e Telecommunicaciones SA

10       Issued loan capital:

11       Charges:

                                   SCHEDULE 2

                                THE SUBSIDIARIES

                              BICC CABLES CHINA LTD

1        Registered number:                                    107464

2        Date of incorporation:                                January 1982

3        Place of incorporation:                               Hong Kong

4        Legislation under which incorporated:                 Law of Hong Kong

5        Registered office address:                            1011 Great Eagle Centre
                                                               23 Harbour Road
                                                               Hong Kong

6        Directors:                                            Howard Gatiss
                                                               Martin Johnsen
                                                               Khoo Lee Kim

7        Secretary:                                            _

8        Authorised share capital:                             2000 ordinary of HK $200 each

9        Issued share capital:                                 2000 ordinary shares held by BICC
                                                               General Cables Asia-Pacific Pte Limited

10       Issued loan capital:                                  _

11       Charges:                                              none filed

                      BICC GENERAL CABLES MALAYSIA SDN BHD

                   (PREVIOUSLY POWER CABLES MALAYSIA SDN BHD)

1        Registered number:                                    23637X

2        Date of incorporation:                                25.07.1975

3        Place of incorporation:                               Malaysia

4        Legislation under which incorporated:                 Malaysia

5        Registered office address:                            Shah Alam Factory
                                                               Lot 2 Jalan Kawal 15/18
                                                               Shah Alam
                                                               Selangor
                                                               Malaysia

6        Directors:                                            Gen. Tan Sri Dato Mohd Ghazali Seth
                                                               Dato Lodin bin Wok Kamarudin
                                                               Gen Tan Sri Mohd Ngah
                                                               Maj. Gen. Lai
                                                               Martin Frazier Johnsen
                                                               Andrew Wilson Shaw

7        Secretary:                                            Mak Foon Hing

8        Authorised share capital:                             R20 million

9        Issued share capital:                                 R8 million held by BICC General Cables
                                                               Asia-Pacific Pte Limited

10       Issued loan capital:                                  _

11       Charges:                                              none filed

                             BICC (MALAYSIA) SDN BHD

1        Registered number:                                    113947 -M

2        Date of incorporation:                                _

3        Place of incorporation:                               Malaysia

4        Legislation under which incorporated:                 Malaysian law

5        Registered office address:                            27th Floor Menara Promet
                                                               Jalan Sutton Ismail

                                                               50250 KL

6        Directors:                                            Khoo Lee Kim
                                                               Jamal Mohamed Yusof
                                                               Martin Johnsen
                                                               Andrew Shaw

7        Secretary:                                            _

8        Authorised share capital:                             250,000 ordinary @ M$1 each

9        Issued share capital:                                 100,000 ordinary of which 30% is held
                                                               by BICC General Cables Asia-Pacific
                                                               Pte Limited (and 70% of which are held
                                                               by Janal Mohd as a nominee of BICC
                                                               General Cables Asia -Pacific Ltd.)

10       Issued loan capital:                                  _

11       Charges:                                              none filed

                          BICC CABLES MALAYSIA PTE LTD

1        Registered number:                                    199503142W

2        Date of incorporation:                                06.05.1995

3        Place of incorporation:                               Singapore

4        Legislation under which incorporated:                 Singapore law

5        Registered office address:                            15 West Coast Highway
                                                               #04-17/18 Pasir Panjang Building
                                                               Singapore 117861

6        Directors:                                            Khoo Lee Kim
                                                               Howard Gatiss
                                                               Martin Johnsen

7        Secretary:                                            Vantage Management Services


8        Authorised share capital:                             2 ordinary of S$2 each

9        Issued share capital:                                 2 ordinary of S$ 2 each held by BICC
                                                               General Cables Asia-Pacific Pte Ltd

10       Issued loan capital:                                  _

11       Charges:                                              none filed

                           BICC ENERGY CABLES PTE LTD

1        Registered number:                                    197302310M

2        Date of incorporation:                                8.12.1973

3        Place of incorporation:                               Singapore

4        Legislation under which incorporated:                 Singapore law

5        Registered office address:                            15 West Coast Highway
                                                               #04-17/18 Pasir Panjang Building
                                                               Singapore 117861

6        Directors:                                            Khoo Lee Kim
                                                               Howard Gatiss
                                                               Martin Johnsen
                                                               Tan Chew Wah

7        Secretary:                                            Vantage Management Services


8        Authorised share capital:                             7,000,000: pref. shares 2,000,000 of
                                                               @$1,000 each ordinary shares of
                                                               $1,000 each


9        Issued share capital:                                 3,000,000 ordinary shares 1,000,000 preference
                                                               shares 2,000,000 held  by  BICC
                                                               General Cables Asia-Pacific Pte Ltd.

10       Issued loan capital:                                  _

11       Charges:                                              none filed

                       BICC GENERAL BAOSHENG CABLE CO LTD

1        Registered number:                                    _

2        Date of incorporation:                                October 1999

3        Place of incorporation:                               China

4        Legislation under which incorporated:                 Peoples Republic of China law

5        Registered office address:                            No 1 Chengbei Yi Road
                                                               Baoying County, Jiangsu
                                                               PRC 225800

6        Directors:                                            Howard Gatiss
                                                               Martin Johnsen
                                                               Andrew Shaw
                                                               Michael Downie
                                                               Liu Ke Ming
                                                               Zhang

7        Secretary:                                            _

8        Authorised share capital:                             US$19,500,000

9        Issued share capital:                                 US$19,500,000 of which 67% is held by
                                                               BICC General Cables Asia-Pacific Pte
                                                               Ltd.

10       Issued loan capital:                                  _

11       Charges:                                              none filed

                          ZIMBABWE CABLES (PTE) LIMITED

1        Registered number:

2        Date of incorporation:

3        Place of incorporation:                               Zimbabwe

4        Legislation under which incorporated:

5        Registered office address:

6        Directors:

7        Secretary:

8        Authorised share capital:

9        Issued share capital:                                 Held by BICC CAFCA Limited

10       Issued loan capital:

11       Charges:

                     BICC (CENTRAL AFRICA) (PRIVATE) LIMITED

1        Registered number:                                    354/1956

2        Date of incorporation:                                26 May 1956

3        Place of incorporation:                               Harare, Zimbabwe

4        Legislation under which incorporated:                 Zimbabwe Companies Act

5        Registered office address:                            54 Lytton Road
                                                               Wordington Harare
                                                               Zimbabwe

6        Directors:                                            W R Galbraith
                                                               A J Macfarlane

7        Secretary:                                            A J Macfarlane

8        Authorised share capital:                             100,000 ordinary of Z$2.00 each

9        Issued share capital:                                 100,000 ordinary of Z$2.00 each held
                                                               by BICC CAFCA Ltd.

10       Issued loan capital:                                  _

11       Charges:                                              none filed

            CELMOQUE - FABRICA NACIONAL DE CONTUDORES ELECTRICOS SARL

1        Registered number:

2        Date of incorporation:

3        Place of incorporation:                               Mozambique

4        Legislation under which incorporated:

5        Registered office address:

6        Directors:

7        Secretary:

8        Authorised share capital:

9        Issued share capital:                                 18% held by BICC CAFCA Ltd
                                                               29% held by BICC Celeat, Cabos de
                                                               Energia e Telecommunicaciones SA
10       Issued loan capital:

11       Charges:



GENERAL CABLE CORPORATION

By: /s/STEPHEN RABINOWITZ

Title: Chief Executive Officer





PIRELLI CAVI E SISTEMI S.P.A

By: /s/GUISEPPE MORCHIO

Title: Chairman and Chief Executive Officer